Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into as of the 9th day of August, 2011, by and between Red Robin Gourmet Burgers, Inc., Red Robin International, Inc. (together, “Red Robin”) and Susan Lintonsmith (“Executive”).  As used herein, “Parties” means, collectively, Red Robin and Executive, and “Party” means either Red Robin or Executive.

RECITALS

WHEREAS, Red Robin and Executive are parties to various stock option agreements, stock rights and other stock arrangements (the “Stock Agreements”);

WHEREAS, the Parties now mutually desire to terminate their employment relationship effective July 15, 2011 (the “Effective Date”) on the terms set forth herein; and

WHEREAS, in connection therewith, effective as of the Effective Date, Executive is relinquishing all her rights in, to and under the Stock Agreements, all bonuses relating to past and pending matters benefiting Red Robin (except as expressly provided below) and any other interests she might claim arising from her efforts as Senior Vice President and Chief Marketing Officer, and Red Robin desires to provide the payments and other consideration specified herein.

NOW, THEREFORE, in consideration of the provisions herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the Parties agree as follows:

1.             Termination of Service.  Effective as of the close of business on the Effective Date, Executive’s employment with Red Robin shall terminate, and Executive shall resign from all her positions as an officer and employee of Red Robin and any of its subsidiaries, including her position of Senior Vice President and Chief Marketing Officer.  Red Robin will pay Executive the sum of Executive’s Annual Base Salary through the Effective Date to the extent not theretofore paid, any compensation previously deferred by Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, and shall reimburse Executive for her reasonable business expenses incurred through the Effective Date (collectively, the “Accrued Amounts”), all in accordance with applicable law.

2.             Separation Payment.  Red Robin agrees to pay Executive her Annual Base Salary of $315,000 (such payments to be made in accordance with Red Robin International’s (“RRI”) normal payroll practices) for a period of twelve (12) months from the Effective Date.  Executive agrees to receive such payments to respond to Red Robin’s needs for transition and to provide other services through March 31, 2012.  On the express condition that Executive timely signs and does not rescind the General Release attached as Exhibit A, separation payments shall begin on the first payroll date following execution of this Agreement.  All payments under this Section 2 shall be subject to applicable withholdings and deductions.

3.             Bonus Payment.  On the express condition that Executive timely signs and does not rescind the General Release attached as Exhibit A, and on the express condition that the Company actually attains the minimum EBITDA target for the full fiscal year pursuant to the

2011 Corporate Bonus Plan, Red Robin agrees to pay Executive her annual bonus Executive would have earned for fiscal year 2011 (based on the period from January 1, 2011 through the Effective Date, divided by 365) if Executive had remained employed for the full fiscal year, up to the bonus amount associated with the 100% of EBITDA target achieved.  Such payment will be payable at the same time and on the same basis that Red Robin pays other executive bonuses for fiscal year 2011, but no later than March 31, 2012.  All payments under this Section 3 shall be subject to applicable withholdings and deductions.

4.             Equity.  All unvested stock options, restricted stock units, restricted stock and other equity-based awards held by Executive shall continue to vest through March 31, 2012 and shall be governed by the plans and programs and the agreements and other documents pursuant to which the awards were granted.  In no event shall this section be deemed to accelerate or otherwise amend the terms of any outstanding award.

5.             Termination of Payments. Anything in this Agreement to the contrary notwithstanding, Red Robin shall have the right to terminate all payments and benefits owing to Executive pursuant to Sections 2, 3 and 4 upon Red Robin’s discovery of any breach or threatened breach by Executive of her obligations under the General Release or Sections 10, 11, 12 and 13 of this Agreement (the “Restrictions”) during the Restrictive Period.

6.             Executive’s Relinquishment of Rights.  It is expressly acknowledged and agreed that, subject to the actual receipt by Executive of the consideration to be delivered pursuant to Sections 2, 3 and 4 above, Executive shall relinquish all rights under the Stock Agreements (provided that Executive shall retain any and all shares (and stock options for the remaining post-termination term thereof) of Red Robin that are fully vested, and issued and outstanding in her name and the name of any of the members of her family) and any and all rights she may have to any other salary, bonus or other compensation.  In the event there is no actual receipt by Executive of the consideration to be delivered pursuant to Sections 2, 3 and 4 above, then Executive shall not have relinquished any such rights.

7.             General Release. As a condition precedent to Executive receiving the consideration or benefits set forth in Sections 2, 3 and 4 above, Executive shall execute and deliver the General Release attached as Exhibit A within two business days of receipt.  The General Release shall not become enforceable and effective against Executive until seven calendar days after such execution. The consideration and benefits set forth in Sections 2,  3 and 4 above shall not be paid or provided unless the General Release is executed timely and in the event Executive fails to so timely Execute the General Release, no amounts shall be payable hereunder.  Upon signing the General Release, payments and benefits hereunder shall be paid after the expiration of seven calendar days, on the express condition that Executive does not rescind the General Release.

8.             Release of claims by Red Robin.  Red Robin agrees to release any claims against Executive and give up all other actions, causes of action, claims or administrative complaints that it may have against the Executive.  Red Robin agrees not to cause the premature termination of any coverage to which the Executive was entitled under Red Robin’s director and officer liability insurance policies in effect during Executive’s employment, including such coverages, if any, that were provided under such policies for periods following the termination of Executive’s employment.  For clarity, nothing in this section shall require Red Robin to renew or extend any policies or coverage that would have otherwise terminated upon Employee’s departure from Red Robin.

9.             Representations and Warranties.  Each of Executive and Red Robin (except as to subparagraphs (c) and (e) below), severally and not jointly, warrants and represents as follows:

(a)           She or it has read this Agreement and agrees to the conditions and obligations set forth in it.

(b)           She or it voluntarily executes this Agreement (i) after having been advised to consult with legal counsel, (ii) after having had opportunity to consult with legal counsel and (iii) without being pressured or influenced by any statement, representation or omission of any person acting on behalf of the other or any of its officers, directors, employees, agents and attorneys.

(c)           Executive has no knowledge of the existence of any lawsuit, charge or proceeding against Red Robin or any of its officers, directors, employees or agents arising out of or otherwise connected with any of the matters herein released.

(d)           She or it has the individual, corporate, or entity power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, if such Party is a corporation, limited liability company or partnership, the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate, company or partnership action.  This Agreement constitutes the legal, valid, and binding obligation of each Party.

(e)           Executive admits, acknowledges, and agrees that, other than the consideration set forth in this Agreement, Executive has been fully paid or provided all wages, compensation, salary, commissions, bonuses, expense reimbursements, stock, stock options, vacation, change-in-control benefits, severance benefits, deferred compensation, or other benefits from Red Robin, which are or could be due to Executive under the terms of Executive’s employment or otherwise.

10.           Confidential Information.  Executive shall not disclose any Confidential Information to any Person for any reason or purpose whatsoever, other than in connection with the performance of Executive’s duties under this Agreement. The term “Confidential Information” shall mean all confidential information of or relating to Red Robin and any of its affiliates, including, without limitation, financial information and data business plans and information regarding prospects and opportunities, but does not include any information that is or becomes public knowledge by means other than Executive’s breach or nonobservance of Executive’s obligations described in this Section 9.  Notwithstanding the foregoing, the Executive may disclose such Confidential Information as he or she may be legally required to do so on the advice of counsel in connection with any legal or regulatory proceeding; provided, however, that the Executive shall provide Red Robin with prior written notice of any such required or potentially required disclosure and shall cooperate with Red Robin and use her best efforts under such circumstances to obtain appropriate confidential treatment of any such Confidential Information that may be so required to be disclosed in connection with any such legal or regulatory proceeding.

11.           Covenant Not to Compete.

(a)           Executive agrees that, for the period commencing on the Effective Date and ending on the first anniversary of the Effective Date (the “Restrictive Period”), Executive shall not, in the State of Colorado, directly or indirectly, either for herself or for, with or through any other Person, own, manage, operate, control, be employed by, participate in, loan money to or be connected in any manner with, or permit her name to be used by, any burger focused concept restaurant business (a “Competitive Activity”).  For purposes of this Agreement, the term “participate” includes any direct or indirect interest, whether as an officer, director, employee, partner, sole proprietor, trustee, beneficiary, agent, representative, independent contractor, consultant, advisor, provider of personal services, creditor, owner (other than by ownership of less than five percent of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the NASD National Market (a “Public Company”).

(b)           Executive acknowledges the following provisions of Colorado law, set forth in Colorado Revised Statutes § 8-2-113(2):

“Any covenant not to compete which restricts the right of any person to receive compensation for performance of skilled or unskilled labor for any employer shall be void, but this subsection (2) shall not apply to:

…

(b)           Any contract for the protection of trade secrets;

…

(d)           Executive and management personnel and officers and employees who constitute professional staff to executive and management personnel.”

Executive acknowledges that this Agreement is a contract for the protection of trade secrets within the meaning of § 8-2-113(2)(b) and is intended to protect the Confidential Information and that during her employment with Red Robin, she served as an executive within the meaning of § 8-2-113(2)(d).

12.           No Interference.  During the Restrictive Period, Executive shall not, without the prior written approval of Red Robin, directly or indirectly through any other Person (i) induce or attempt to induce any employee of Red Robin, RRI or any of their subsidiaries (collectively, the “Companies,” and each, a “Company”) at the level of Director or higher to leave the employ of any Company, or in any way interfere with the relationship between any Company and any such employee, (ii) hire any Person who was an employee of any Company at the level of Director or higher within twelve months after such Person’s employment with such Company was terminated for any reason or (iii) induce or attempt to induce any supplier or other business relation of any Company to cease doing business with any Company, or in any way interfere with the relationship between any such supplier or business relation and any Company.  Executive further represents and warrants that prior to the date of this Agreement, Executive has not solicited any employee of any Company at the level of Director or higher to pursue employment opportunities with Executive in violation of her duty of loyalty to Red Robin.

13.           Return of Documents.  Promptly following the Effective Date, Executive shall deliver to Red Robin all of (i) the property of the Companies, and (ii) non-personal documents and data of any nature and in whatever medium of the Companies, and she shall not take with her any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

14.           Reasonableness of Restrictions.  The Executive agrees that the covenants set forth in Sections  10, 11, 12 and 13 are reasonable with respect to their duration, geographical area and scope.  In the event that any of the provisions of Sections  10, 11, 12 and 13 relating to the geographic or temporal scope of the covenants contained therein or the nature of the business or activities restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.

15.           Injunctive Relief.  The parties hereto agree that Red Robin would suffer irreparable harm from a breach by Executive of any of the covenants or agreements contained herein, for which there is no adequate remedy at law.  Therefore, in the event of the actual or threatened breach by Executive of any of the provisions of this Agreement, Red Robin, or its respective successors or assigns, may, in addition and supplementary to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance, injunctive or other relief in order to enforce compliance with, or prevent any violation of, the provisions hereof; and that, in the event of such a breach or threat thereof, Red Robin shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited hereby or such other relief as may be required to specifically enforce any of the covenants contained herein.

16.           Extension of Restricted Periods.  In addition to the remedies Red Robin may seek and obtain pursuant to this Agreement, the restricted periods set forth herein shall be extended by any and all periods during which Executive shall be found by a court to have been in violation of the covenants contained herein.

17.           Section 409A.  Each payment or benefit made pursuant to Sections 2 and 3 shall be deemed to be a separate payment for purposes of Section 409A.  In addition, it is the intent of the Parties that payments or benefits pursuant to Sections 2 and 3 shall be exempt from the requirements of Section 409A to the maximum extent possible as “short-term deferrals” pursuant to Treasury Regulation Section 1.409A-1(b)(4), as involuntary separation pay pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), as exempt reimbursements under 1.409A-1(b)(9)(v), or under any other exemption that may be applicable, and this Agreement shall be construed accordingly.  In the event that any payments of benefits pursuant to Sections 2 and 3 would not be so exempt from the requirements of Section 409A, and would otherwise be payable within six (6) months and one (1) day of the Effective Date (the “Delayed Payment Date”), such payments shall be withheld and paid on the Delayed Payment Date.  If any payment or distribution of any type to Executive or for Executive’s benefit, whether paid or payable or distributed or distributable, pursuant to the terms of this Agreement or the Stock Agreements (the “Total Payments”), would be subject to the additional tax and interest imposed by Section 409A, or any interest or penalties with respect to such additional tax (such additional tax, together with any such interest or penalties, are collectively referred to as the “409A Tax”), Executive acknowledges that any and all claims related to such 409A Tax constitute Released Claims.

18.           Company’s Successor.  In addition to any obligations imposed by law upon any successor to Red Robin, Red Robin shall require any successor to all or substantially all of Red Robin’s business or assets (whether direct or indirect and whether by purchase, reorganization, merger, share exchange, consolidation, or otherwise) to expressly assume and agree to perform Red Robin’s obligations under this Agreement to the same extent, and in the same manner, as Red Robin would be required to perform if no such succession had occurred.  This Agreement shall be binding upon, and inure to the benefit of, any successor to Red Robin.

19.           Executive’s Successor.  This Agreement shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, designated beneficiary, administrators, executors and heirs.  If Executive should die after the date hereof but before any payment or benefit to which Executive is entitled under this Agreement has been received by Executive, all payments or benefits to which Executive would have been entitled had she continued to live (other than any such benefits that, by their terms, terminate upon Executive’s death) shall be made or provided in accordance with this Agreement to the representatives, executors, or administrators of Executive’s estate.

20.           Restricted Assignment.  Except as expressly provided in Sections 17 and 18, neither Party may assign, transfer, or delegate this Agreement or any of its or her rights or obligations under this Agreement without the prior written consent of the other Party.  Any attempted assignment, transfer, or delegation in violation of the preceding sentence shall be void and of no effect.

21.           Waiver and Amendment.  No term or condition of this Agreement shall be deemed waived other than by a writing signed by the Party against whom or which enforcement of the waiver is sought.  Without limiting the generality of the preceding sentence, a Party’s failure to insist upon the other Party’s strict compliance with any provision of this Agreement or to assert any right that a Party may have under this Agreement shall not be deemed a waiver of that provision or that right.  Any written waiver shall operate only as to the specific term or condition waived under the specific circumstances and shall not constitute a waiver of that term or condition for the future or a waiver of any other term or condition.  No amendment or modification of this Agreement shall be deemed effective unless stated in a writing signed by the Parties.

22.           Entire Agreement.  This Agreement, together with the General Release attached as Exhibit A, contain the Parties’ entire agreement regarding the subject matter of this Agreement and supersede all prior agreements and understandings between them regarding such subject matter (except as reserved herein).  The Parties have made no agreements, representations, or warranties regarding the subject matter of this Agreement that are not set forth in this Agreement.

23.           Notice.  Each notice or other communication required or permitted under this Agreement shall be in writing and transmitted, delivered, or sent by personal delivery, prepaid courier or messenger service (whether overnight or same-day), prepaid telecopy or facsimile, or prepaid certified United States mail (with return receipt requested), addressed (in any case) to the other Party at the address for that Party set forth below that Party’s signature on this Agreement, or at such other address as the recipient has designated by notice to the other Party, with a copies as follows:

If to Executive,

Susan Lintonsmith
9552 E. Silenthills Place

Lonetree, CO  80124

P: (720) 253-2412

and

Diane S. King

King & Greisen, LLP

1670 York St.

Denver, CO  80206
P: (303) 298-9878
F: (303) 298-9879

If to Red Robin,

Red Robin Gourmet Burgers, Inc.
Red Robin International, Inc.
Annita M. Menogan
Senior Vice President and Chief Legal Officer
6312 S. Fiddler’s Green Circle
Suite 200 North
Greenwood Village, CO 80111
P: (303) 846-6034
F: (303) 846-6048

Each notice or communication so transmitted, delivered, or sent in person, by courier or messenger service, or by certified United States mail shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt, or the equivalent record of the courier or messenger, being deemed conclusive evidence of delivery or refusal.)  Nevertheless, if the date of delivery is after 5:00 p.m. on a business day, the notice or other communication shall be deemed given, received, and effective on the next business Day.

24.           Severability.  It is the desire of the Parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction, the Parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted from this Agreement without affecting any other provision of this

Agreement.  This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

25.           Title and Headings; Construction.  Titles and headings to sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof.  The words “herein,” “hereof,” “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision.

26.           Governing Law; Jurisdiction.

(a)           All matters or issues relating to the interpretation, construction, validity, and enforcement of this Agreement shall be governed by the laws of the State of Colorado, without giving effect to any choice-of-law principle that would cause the application of the laws of any jurisdiction other than Colorado.

(b)           (i)            Each Party, to the extent it may lawfully do so, hereby submits to the exclusive jurisdiction of the United States District Court for the District of Colorado, as well as to the jurisdiction of all courts from which an appeal may be taken or other review sought from the aforesaid courts, for the purpose of any suit, action or other proceeding arising out of such party’s obligations under or with respect to this Agreement, and expressly waives any and all objections it may have as to venue in any of such courts.

(ii)           Each Party hereby waives all right to trial by jury in any action, proceeding or counterclaim arising out of or in any way concerned with this Agreement or any of the agreements, instruments or documents contemplated by this Agreement.  No Party nor any assignee or successor of a Party shall seek a jury trial in any lawsuit, proceeding, counterclaim or any other litigation procedure based upon or arising out of this Agreement or any of the agreements, instruments or documents contemplated by this Agreement.  No Party will seek to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

(iii)          The provisions of this Section 26(b) have been fully discussed by the Parties and shall be subject to no exceptions.  No Party has in any way agreed with or represented to any other party that the provisions of this section will not be fully enforced in all instances.

27.           Survival of Certain Provisions.  Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties hereunder shall survive any termination or expiration of this Agreement.

28.           Counterparts.  This Agreement may be signed in counterparts, with the same effect as if both Parties had signed the same document.  All counterparts shall be construed together to constitute one, and the same, document.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

EXECUTIVE:

Signature:	/s/ Susan Lintonsmith
Name:	Susan Lintonsmith

RED ROBIN:

Red Robin Gourmet Burgers, Inc., a Delaware corporation

By:	/s/ Stephen E. Carley
Name:	Stephen E. Carley
Its:	Chief Executive Officer

Red Robin International, Inc., a Nevada corporation

By:	/s/ Stephen E. Carley
Name:	Stephen E. Carley
Its:	Chief Executive Officer